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                                                                    Exhibit 11


                   HISPANIC BROADCASTING CORPORATION AND SUBSIDIARIES
                 STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                         (in thousands except per share data)

                                                                  Three Months
                                       Year Ended December 31,        Ended       Year Ended September 30,
                                    ------------------------------ December 31,   ------------------------
                                     1999        1998       1997       1996          1996           1995
                                    -------     -------    -------    ------       --------        -------
EARNINGS:
Income (loss) from continuing
  operations                        $34,176     $26,884    $18,772    $2,064       $(29,157)        $4,319
Preferred stock dividends                --          --         --        --             23             27
                                    -------     -------    -------    ------       --------         ------
Net income (loss) applicable to
  common stockholders               $34,176     $26,884    $18,772    $2,064       $(29,180)        $4,292
                                    =======     =======    =======    ======       ========         ======
BASIC EARNINGS PER SHARE:
Continuing operations               $  0.67     $  0.55    $  0.45    $ 0.09       $  (1.41)        $ 0.21
Discontinued operations                  --          --         --        --          (0.49)         (0.03)
Extraordinary loss                       --          --         --        --          (0.36)            --
                                    -------     -------    -------    ------       --------         ------
Net income (loss) per share         $  0.67     $  0.55    $  0.45    $ 0.09       $  (2.26)        $ 0.18
                                    =======     =======    =======    ======       ========         ======
DILUTED EARNINGS PER SHARE:
Continuing operations               $  0.66     $  0.54    $  0.45    $ 0.09       $  (1.41)        $ 0.20
Discontinued operations                  --          --         --        --          (0.49)         (0.03)
Extraordinary loss                       --          --         --        --          (0.36)            --
                                    -------     -------    -------    ------       --------         ------
Net income (loss) per share         $  0.66     $  0.54    $  0.45    $ 0.09       $  (2.26)        $ 0.17
                                    =======     =======    =======    ======       ========         ======
NUMBER OF SHARES ON WHICH
  NET INCOME (LOSS) PER SHARE
  IS BASED:
Weighted average common shares
  before dilutive effect of
  common stock equivalents           50,783      49,021     41,671    23,095         20,590         20,021
Common stock equivalents:
  Stock options                         674         318        121        --             --          1,590
  Employee Stock Purchase Plan            7           9         --        --             --             --
                                    -------     -------    -------    ------       --------         ------
Weighted average common shares       51,464      49,348     41,792    23,095         20,590         21,611
                                    =======     =======    =======    ======       ========         ======
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